Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SilverSun Technologies, Inc. on Form S-3 [FILE NO. 333-249238] and Form S-4 [FILE NO. 333-267934] of our report dated March 29, 2022, with respect to our audit of the consolidated financial statements of SilverSun Technologies, Inc. as of December 31, 2021 and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of SilverSun Technologies, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part these Registration Statements. We resigned as auditors on September 12, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our resignation.

/s/ Friedman llp

Friedman llp

Marlton, New Jersey

February 28, 2023